EXHIBIT 16.1




Caldwell, Becker, Dervin, Petrick & Co., L.L.P. letterhead


September 5, 2001


Mr. Brian Brick
President & Chief Financial Officer
C/O LONDON & COMPANY
345 North Maple Drive, #281
Beverly Hills, California  90210

Dear Mr. Brick:

This is to confirm that the client-auditor relationship between Tridon Enteprises, Incorporated and Subsidiaries (Commission File Number: 0-13628) and Caldwell, Becker, Dervin, Petrick & Co., L.L.P. has ceased as of August 31, 2001. There are no disagreements.

Very truly yours,

/s/ CALDWELL, BECKER, DERVIN, PETRICK & CO., LLP
------------------------------------------------
CALDWELL, BECKER, DERVIN, PETRICK & CO., LLP


cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 11-3
    450 Fifth Street, N.W.
    Washington, D.C. 20549







F:Client Data/Tridon/Former Auditor 9.5.01


20750 Ventura Boulevard, Suite 140. Woodland Hills, CA  91364
(818) 704-1040 . (323) 873-1040 . FAX (818)N 704-5536